AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of September 15, 1998, by and among Interstate Energy Corporation, doing business as Alliant Corporation, a Delaware corporation ("Alliant"); Whiting Petroleum Corporation, a Delaware corporation ("Whiting"); Golden Gas Production Company, an Oklahoma corporation ("Golden"); and Alan R. Staab, sole shareholder of Golden ("Shareholder").

         WITNESSETH:

         WHEREAS, Golden desires to redeem certain of its shares owned by Shareholder, in consideration of the assignment to Shareholder of certain assets of Golden unrelated to the oil and gas business, and Shareholder desires to offer to Golden for redemption such shares (the "Redeemed Shares");

         WHEREAS, subsequent to redemption of the Redeemed Shares, it is the desire of Alliant to acquire Golden through a tax-free exchange of stock of the two companies;

         WHEREAS, it is the desire of Shareholder and Golden that Alliant acquire Golden through such tax-free exchange;

         WHEREAS, Alliant wishes to have Whiting, its wholly-owned indirect subsidiary, be a party to this Agreement to administer certain of the provisions thereof; and

         WHEREAS, in order to carry out the foregoing objectives, Alliant, Whiting, Shareholder and Golden desire to enter into this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, the parties agree as follows:


                                   ARTICLE I.
                                   REDEMPTION

         1.1   Redemption Agreement. Prior to Closing , Shareholder shall
               --------------------
transfer, assign and convey the Redeemed Shares to Golden and Golden shall purchase and redeem the Redeemed Shares from Shareholder. The stock certificates representing the Redeemed Shares shall be delivered by Shareholder to Golden prior to Closing duly endorsed for transfer.

         1.2   Consideration for Redemption. The consideration to be given
               ----------------------------
by Golden to Shareholder for the Redeemed Shares shall be 100% of Golden's partnership interest in Kensington Tower Partners, Limited Partnership (the "Kensington Interest"). The Kensington Interest shall be conveyed to Shareholder free of all liens, charges and encumbrances by Golden's execution and delivery of an instrument substantially in the form of the assignment attached to the form of Stock Redemption Agreement attached hereto to as Exhibit B (the
                                                         ---------
"Kensington Agreement"); provided, however, that in such Kensington Agreement, Shareholder shall agree to assume and to indemnify and hold Golden harmless from and against all obligations and liabilities of Golden (i) as guarantor for the debt of Kensington Tower Partners, Limited Partnership, or (ii) otherwise related to the Kensington Interest and shall agree to use his best efforts to cause Golden to be removed as guarantor for the debt of Kensington Tower Partners, Limited Partnership.

         1.3   Golden Oil and Gas Properties. The redemption of the
               -----------------------------
Redeemed Shares shall involve only the Kensington Interest. All oil and gas properties of Golden (the "Oil and Gas Properties") and all other assets and properties shall remain in Golden, subject to Section 6.2 hereof. Attached hereto as Exhibit A is a list of the Oil and Gas Properties, Golden's working
          ---------
interest and net revenue interest therein and lists of materials inventory and undeveloped acreage inventory, and the value ("Value") assigned to each such interest by the parties. The effective date (the "Effective Date") for the determination of the Value is June 30, 1998.


                                   ARTICLE II.
                              TERMS OF THE EXCHANGE

         2.1   The Exchange. It is the intention of the parties that the
               ------------
exchange of Alliant common stock for Golden common stock (the "Exchange") described in Section 2.2 below shall be a qualified tax-free exchange in reorganization under Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended. The parties agree to take all necessary action to ensure that, to the extent it is within their control, the requirements for such treatment are satisfied.

         2.2  Consideration.
              -------------

               2.2.1 Alliant will reserve sufficient shares of its authorized but unissued shares of its common stock, par value $.01, for the purpose of the transactions contemplated by this Agreement.

               2.2.2 Shareholder, as the sole shareholder of Golden, shall receive the number of shares of Alliant common stock the "Alliant Common Stock" for all of then issued and outstanding the shares of common stock owned by the Shareholder in Golden at the Closing (the "Golden Common Stock"), determined as follows:
         First, the aggregate total value of the Golden Common Stock held by the Shareholder shall be Nine Million
                         Four Hundred Eighty-Five Thousand and no/100 Dollars ($9,485,000), adjusted as follows:

               (i)  Plus or minus, Golden's share of any gas imbalances
                    -------------
               as listed on the Shareholder Disclosure Schedule, attached
                                -------------------------------
               hereto as Exhibit C, subject to verification of amounts by
                         ---------
               Whiting as of the Effective Date, at $0.25/Mcf for all gas imbalances respecting all of the Oil and Gas Properties located in the Crawford Field, Roger Mills County, Oklahoma, and at $1.00 per Mcf for other Oil and Gas Properties;

               (ii)   Plus, Golden's share of oil in storage tanks above
                      ----
               the pipeline connection as of the Effective Date;

               (iii)  Plus or minus, the aggregate amount of adjustments
                      -------------
               in Value of the Oil and Gas Properties for Title Defects or Environmental Defects pursuant to Article V below;

               (iv)   Minus, the amount of employee severance
                      -----
               payments as shown on Exhibit G after taking into account the income tax benefit to Alliant of Golden making these disbursements;

               (v)    Plus, Net Working Capital of Golden calculated
                      ----
               pursuant to Section 2.7;

               (vi)   Minus, the aggregate amount of any long term debt
                      -----
               at the Effective Date; and

               (vii)  Plus or Minus any other amounts agreed to
                      -------------
               by the parties.

         Such aggregate total value, adjusted as above provided, shall be hereinafter referred to as the "Golden Value" or "GV."

         Then, the number of shares of Alliant Common Stock to be received by
         ----
         Shareholder shall be determined as follows:

               Number of shares of Alliant Common Stock      =        (GV)
                                                                      ----
                                                                       $32

         The number of shares of Alliant Common Stock to be received by Shareholder shall be rounded to the nearest whole share and no fractional shares shall be issued.

               2.2.3 The parties also shall determine the Market Price for Alliant common stock (the "Market Price"), which shall be the mean average of the closing prices for the Alliant common stock for the first ten (10) of the last fifteen (15) trading days immediately prior to the Closing Date. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system for the New York Stock Exchange. In the event the Market Price is below $28 per share, either Alliant or Shareholder may terminate this Agreement prior to Closing without further liability by any of the parties hereto.

               2.2.4 If the transaction closes and the Market Price determined pursuant to Section 2.2.3 above was less than $32 per share, then on the second anniversary date of the date of this Agreement, Shareholder shall receive an additional number of shares of Alliant common stock representing the difference, if any, between $32 per share and the greater of (i) the average of the closing prices for Alliant common stock for the ninety (90) trading days immediately prior to such second anniversary date, determined in the manner as set forth in
         Section 2.2.3, or (ii) the Market Price; provided, however, that in no event shall such difference exceed $4 per share and, if the average of the closing price for Alliant common stock determined pursuant to (i) above exceeds $32, Shareholder shall not receive any additional shares of such common stock.

                  2.2.5 Shareholder shall further receive, the equivalent in Alliant common stock, of any dividend or other payment or distribution, of whatever nature, to which an owner of the common stock of Alliant would have been entitled between the Effective Date and the Closing Date for each share of Alliant Common Stock to be received by Shareholder.

         2.3   Closing Date. The closing of the transaction contemplated
               ------------
herein (the "Closing") shall take place at the offices of Whiting at 10:00 a.m. (local time) on the later of (i) October 16, 1998, or (ii) five (5) business days after the parties receive notice that the PUHCA Application referred to in
Section 6.7 hereof has been approved or at such other time as may be agreed by the parties (the "Closing Date").

         2.4   Exchange Procedure. At the Closing, Shareholder shall
               ------------------
deliver to Alliant the Certificate or Certificates evidencing all of the issued and outstanding shares of Golden Common Stock. Upon surrender of such Certificates and other required documents, Shareholder shall be entitled to receive, in exchange therefor, certificates for shares of the Alliant Common Stock as provided in Section 2.2.2 above, less the shares of Alliant Common Stock deposited in the Claims Escrow as specified in Section 2.6.

         2.5   Escrow of Alliant Common Stock. At Closing, Shareholder,
               ------------------------------
Whiting, and the Deposit Holder shall execute an escrow agreement substantially in the form attached hereto as Exhibit D (the "Escrow Agreement"), and Alliant will deposit with the Deposit Holder (defined in the Escrow Agreement as the "Escrow Agent"), the lesser of (i) shares of Alliant Common Stock having a value equal to twenty-five percent of the Alliant Common Stock, or (ii) shares of Alliant Common Stock having a value equal to $2,000,000 as calculated by using the Alliant closing stock price on the day immediately preceding Closing (the "Claims Escrow"), to be administered and distributed pursuant to the terms of the Escrow Agreement. Shares of Alliant Common Stock in such Claims Escrow (the "Escrow Shares") (i) in the amount of any reductions in the Golden Value pursuant to Section 2.7 and Article V of this Agreement or (ii) in satisfaction of any Claims resolved in favor of Alliant, Whiting or Golden Gas pursuant to
Article XIII of this Agreement, shall be released by the Escrow Agent to Whiting. The Escrow will terminate eighteen (18) months from the date of this Agreement, and all Escrow Shares, together with any dividends or other payments or distributions applicable thereto, remaining in the Claims Escrow shall be released to Shareholder.

         2.6   Restricted Securities.
               ---------------------

               2.6.1. Shareholder understands that the shares of Alliant
         Common Stock to be delivered to Shareholder and the Deposit Holder pursuant to Sections 2.2.2 and 2.2.3 (if any), and 2.5, respectively, are characterized as "restricted securities" under the Federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable rules and regulations, such securities may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances. In this connection, Shareholder represents that he is familiar with Securities and Exchange Commission ("SEC") Rule 144, as presently in effect, and understand the resale limitations imposed thereby and by the Securities Act.

               2.6.2. It is understood that the certificates evidencing the shares of Alliant Common Stock shall bear the following legend:

               "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, OR TRANSFERRED FOR VALUE IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

               2.6.3. Notwithstanding the foregoing, Alliant shall remove the legend referred to in Section 2.6.2. upon the earliest of (1) a transfer of the shares evidenced by such certificate pursuant to Rule 144, (2) the transfer of the shares pursuant to an effective registration statement of Alliant under the Securities Act or (3) the receipt by Alliant of an opinion of counsel reasonably acceptable to Alliant, or a "no-action" letter from the staff of the SEC, to the effect that the shares are no longer restricted.

         2.7   Preliminary Balance Sheet. Golden shall deliver to Whiting,
               -------------------------
no later than September 15, 1998, an internally prepared balance sheet reflecting the complete financial status of Golden, not including the Kensington Interest, as of June 30, 1998, which will fairly represent in accordance with generally accepted accounting principles, the financial condition of Golden as of said date (the "Preliminary Balance Sheet"). Golden's net working capital ("Net Working Capital") shall be determined by deducting current liabilities from current assets as reflected on the Preliminary Balance Sheet, disregarding the Kensington Interest. As soon as practicable, but no later than thirty (30) days after Whiting receives the Preliminary Balance Sheet, Whiting shall deliver to Shareholder a written statement of any changes Whiting proposes to be made to the Preliminary Balance Sheet. If Whiting fails to timely deliver a written statement proposing changes, the Preliminary Balance Sheet shall be deemed to be true and correct. Within fifteen (15) days of receipt of a written statement proposing changes, Whiting and Shareholder shall meet and attempt to agree on a Final Balance Sheet. If the parties fail to agree on the Final Balance Sheet within such fifteen (15) day period, the disputed items shall be resolved by submitting the same to Pricewaterhouse Coopers (the "Accounting Referee"). The Accounting Referee shall resolve the dispute(s) regarding the Final Balance Sheet within thirty (30) days after having the relevant materials submitted for review. The decision of the Accounting Referee shall be binding on and non-appealable by the parties. The fees and expenses associated with the Accounting Referee shall be borne equally by Whiting and Shareholder, unless otherwise provided in the Accounting Referee's award. Any increase in Net Working Capital shall be promptly paid by Alliant to Shareholder in the form of Alliant common stock determined as in Section 2.2.2 above. If there is a decrease in Net Working Capital, Shareholder and Whiting shall direct the Escrow Agent to promptly release sufficient shares of Alliant Common Stock determined in accordance with Section 2.2.2 above from the Claims Escrow to satisfy the amount of such decrease.


                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

         Shareholder hereby represents and warrants to Alliant that, except as described in the Shareholder Disclosure Schedule:
                 --------------------------------

         3.1   Organization and Standing; Charter and Bylaws. Golden is a
               ---------------------------------------------
corporation duly organized and validly existing under, and by virtue of, the laws of the State of Oklahoma and is in good standing under such laws. Golden has the requisite corporate power to own and operate its properties and assets, and to carry on its businesses as conducted. Golden is qualified, licensed or domesticated as a foreign corporation in any jurisdiction where the nature of its activities and of properties owned or leased by it makes such qualification, licensing or domestication necessary at this time. Golden has furnished Whiting with copies of its Certificate of Incorporation and Bylaws. Said copies are true, correct and complete and contain all amendments through the date of this Agreement.

         3.2   Corporate Power. Golden has all requisite legal and
               ---------------
corporate power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

         3.3   Subsidiaries. Except for the Kensington Interest and other
               ------------
ownership interests disclosed in this Agreement and in the Exhibits hereto, Golden does not, and at Closing, will not, own, directly or indirectly, shares of stock or other interests in any corporation or any interest in a limited liability company, partnership, joint venture, or other entity.

         3.4   Capitalization. As of the date hereof, the authorized
               --------------
capital stock of Golden is 100,000 shares of common stock par value $0.01 per share, of which 4,900 shares are issued and outstanding. The issued and outstanding shares of Golden capital stock have been as of the date hereof, and will be at the Closing Date, duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable state and federal laws concerning the issuance of securities. Shareholder is as of the date hereof, and will be on the Closing Date, the owner of all of the issued and outstanding shares of Golden capital stock. Other than as contemplated herein, there are no outstanding rights, options, warrants, conversion rights, or agreements for the purchase or acquisition from Shareholder or Golden of any shares of Golden capital stock.

         3.5   Authorization. All corporate action on the part of Golden
               -------------
and its shareholder and directors necessary for the transaction contemplated in this Agreement will have been taken prior to the Closing Date. This Agreement is a legal, valid and binding obligation of each of Golden and Shareholder enforceable against Golden and Shareholder in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting enforcement of creditors' rights, and except as limited by application of legal principles affecting the availability of equitable remedies.

         3.6   Financial Statements. The audited balance sheet of Golden
               --------------------
and related statement of earnings for the fiscal year ended December 31, 1997 (the "Audited Financial Statements"), attached hereto as Exhibit E, have been prepared in accordance with the principles described therein, and fairly present the financial condition and results of operations of Golden as of the dates and for the periods thereof.

         3.7   Changes in Financial Condition. Since December 31, 1997:
               ------------------------------
(a) Golden has not entered into any transaction which was not in the ordinary course of business; (b) there has been no change in the condition (financial or otherwise), business, properties (including any change, destruction or loss whether or not covered by insurance), assets or liabilities of Golden that materially adversely affects Golden, except for changes as a result of drilling, reworking or other customary oil and gas operations which have been consistent (including changes in production rates on producing wells) or as a result of general industry conditions (including prices) or other changes in the ordinary course of business; and (c) Golden has not received notice that there has been a loss of any of its major gas purchasers.

         3.8   No Violation. The execution and delivery of this Agreement
               ------------
by Golden do not, and the performance of this Agreement by Golden will not,
(i) violate, or conflict with, or constitute a default under, or result in the creation or imposition of any security interest, lien or encumbrance upon any of its property or assets of Golden under any mortgage, indenture or agreement by which the properties or assets of Golden are bound, the effect of which violation, conflict or default would be material and adverse to the business of Golden taken as a whole, or (ii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority, the effect of which violation would be material and adverse to the business of Golden taken as a whole.

         3.9   Litigation. There are no actions, suits or governmental
               ----------
proceedings pending or, to Shareholder's knowledge, threatened against Golden, or its properties, assets, operations or businesses (i) seeking to prevent the consummation of the transactions contemplated hereby, or (ii) which would, singly or in the aggregate, have a material adverse effect on the business of Golden taken as a whole.

         3.10  Compliance with Licenses and Laws. To Shareholder's
               ---------------------------------
knowledge, Golden possesses all governmental licenses, permits, certificates, orders, approvals and authorizations necessary for the conduct of its business (collectively, the "Permits") and is in compliance with the Permits, and with all laws, ordinances, regulations and orders applicable to its business, except where the failure to possess any Permits or the failure to be in such compliance would not singly or in the aggregate, have a material adverse effect on the business of Golden taken as a whole. To Shareholder's knowledge, all of the wells included in the Oil and Gas Properties that have been drilled and completed have been so drilled and completed within the boundaries and limits permitted by contract, pooling or unit agreement, and by law; and all drilling, completion, and other operations on or affecting the leases included in the Oil and Gas Properties have been conducted in compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any court or governmental body or agency. No well is subject to penalties or allowables after the date hereof because of any over-production or any other violation of applicable laws, rules, regulations or permits or judgments, orders of decrees of any court or governmental body or agency.

         3.11  Governmental Consents. Other than consents or filings, if
               ---------------------
any, relating to transfers of Indian or Federal leases or transfers of operatorship, no consent, approval, or authorization of, or designation, declaration, or filing with, any governmental unit is required on the part of Golden in connection with the valid execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         3.12  Labor, Employment Contracts and Employee Benefit Programs.
               ---------------------------------------------------------
Golden is not a party to any collective bargaining agreement or employment agreements, employee benefit plans, or any pending labor disputes entered into or maintained for the benefit of its employees, other than a 401(K) Plan maintained by Golden for the benefit of its employees to which Golden makes quarterly contributions.

         3.13  Taxes. Golden has timely filed all corporate tax returns
               -----
that are required to have been filed prior to the date of this Agreement with appropriate Federal, state, county and local governmental agencies or instrumentalities and each of the returns correctly reflects the income and tax liability required to be shown therein. Golden has paid for all income, franchise, and other taxes due by them respectively as reflected on the returns. There is no pending dispute with any taxing authority relating to any of the returns which, if determined adversely to the taxpayer, would result in the assertion by any taxing authority of any valid deficiency in a material amount for taxes against Golden. Golden has properly paid all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Oil and Gas Properties or the production of hydrocarbons or the receipt of proceeds therefrom that have become due and payable before the date of this Agreement.

         3.14  Environmental Matters.
               ---------------------

               3.14.1 As used in this Agreement, "Environmental Laws" shall mean any and all Federal, state and local laws, rules and regulations, existing as of the date hereof, in all jurisdictions in which Golden has done business or owned property that relate to:
         (a) the prevention of pollution or environmental damage, (b) the remediation of pollution or environmental damage, and/or (c) the protection of the environment generally; including without limitation, the Clean Air Act, as amended, the clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, and the Oil Pollution Act of 1990, as amended.

               3.14.2 Golden has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with Environmental Laws.

               3.14.3 No condition or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, would constitute a violation requiring action by Golden to remedy, stabilize, neutralize, clean up or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to Golden.

               3.14.4    Golden has not received notice from any
         governmental agency or any other person or entity that the operation of any facilities or any property ever owned, leased, or operated by it or them, is or was in violation of any Environmental Laws or is responsible (or potentially responsible) for remedying, establishing, neutralizing, or cleaning up any pollutants, contaminants, or hazardous or toxic waste, substances or materials at, on, or beneath any such property where the aggregate cost thereof would be material to Golden.

               3.14.5 To the knowledge of Shareholder, Golden has obtained or applied for all environmental, health and safety permits and authorizations (collectively "Environmental Permits") necessary for the construction of its facilities and the operation of its business, as presently conducted for the use, storage, treatments, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to its business, and all such permits are in good standing and in all material respects in full force and effect or, where applicable, a renewal application has been timely filed, is pending and agency approval is expected to be obtained, and Golden is in compliance in all material respects with all terms and conditions of all such Environmental Permits.

               3.14.6 To the knowledge of Shareholder, the Oil and Gas Properties do not contain naturally occurring radioactive materials
         (NORM) that exceed the standards permitted by regulatory authorities in the states in which such Oil and Gas Properties are located.

         3.15  Guarantees and Other Obligations. Except for debts or other
               --------------------------------
obligations appearing in the Audited Financial Statements or included in the Data Rooms and excluding the guarantee of the debts of Kensington Tower Partners, Limited Partnership, which will be assumed by Shareholder pursuant to the Kensington Agreement prior to the Closing Date, Golden will not be on the Closing Date a guarantor, surety, co-maker or other obligor on the debt or liability of any person or entity except (i) routine bonds filed with governmental agencies, and (ii) other liabilities assumed by Golden in its capacity as operator or non-operator of oil and gas properties, which liabilities are commonly assumed by an operator in the first instance and billed to non-operators.

         3.16  Affiliate Agreements. Golden is not subject to any agreement
               --------------------
with any affiliate of Shareholder that cannot be terminated by Golden after Closing without penalty, cost or liability.

         3.17  Accuracy of Materials in Data Rooms. With respect to the
               -----------------------------------
reserve reports, title opinions, contracts and other agreements containing information respecting the nature, value or ownership of the Oil and Gas Properties (the "Information"), which Information was made available by Golden in the Data Rooms, to Shareholder's knowledge, the Information is true and accurate in all material respects.

         3.18  No Cash Balancing. Except as set forth in the Shareholder
               -----------------                             -----------
Disclosure Statement, to Shareholder's knowledge, there are no Oil and Gas
--------------------
Properties with respect to which (a) a gas overproduction/underproduction balance exists, and (b) the applicable gas balancing agreement contains a provision that would require a cash balancing payment upon the transfer of such Oil and Gas Properties through a transaction of the nature contemplated in this Agreement.

         3.19  Take-or-Pay Deliveries. To Shareholder's knowledge, Golden
               ----------------------
neither has nor will have as of the Closing Date any obligation to deliver oil or gas pursuant to any take-or-pay, prepayment or similar arrangement without receiving full payment therefor.

         3.20  AFE's. Except as set forth in the Shareholder Disclosure
               -----
Statement, there are no outstanding authorizations for expenditures ("AFEs") that (i) require the drilling of wells or other material development operations in order to earn or to continue to hold all or any portion of the Oil and Gas Properties, or (ii) obligate Golden to make payments of any amounts in connection with drilling of wells or other material capital expenditures affecting the Oil and Gas Properties.

         3.21  No Encumbrances. There are no liens, mortgages, bonding or
               ---------------
encumbrances of any kind affecting the Oil and Gas Properties except for those described in the notes to the Audited Financial Statements and for royalties and overriding royalties that are of record as of the date of this Agreement and that were used to calculate the net revenue interests set forth on Exhibit A.
                                                                   ----------

         3.22  Documents. As used in this Agreement, the term "Existing
               ---------
Documents" shall mean all of the oil, gas and other mineral leases, assignments or other instruments or agreements that affect the Oil and Gas Properties and all contractually binding arrangements to which the Oil and Gas Properties may be subject and which will be binding on the Oil and Gas Properties or Golden after Closing (including, without limitation, oil, gas and other mineral leases, overriding royalty assignments, farm-out and farm-in agreements, option agreements, forced pooling orders, assignments of production payments, unit agreements, joint operating agreements, balancing agreements, unit operating agreements, production contracts, processing contracts, gas sales contracts, marketing and transportation contracts and division orders). To Shareholder's knowledge, (i) all Existing Documents are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws); (ii) Golden is not in material breach or default with respect to any of its obligations pursuant to any such Existing Documents; and (iii) all payments (including, without limitation, royalties, delay rentals, shut-in royalties and valid calls under unit or operating agreements) due thereunder have been timely paid and Golden has received no notice of default under any of the Existing Documents.

         3.23  Equipment. The equipment included in the Oil and Gas Properties
               ---------
is in good working order and is operating or is capable of operating in accordance with industry standards.

         3.24  Independent Investigation. Shareholder has relied upon his
               -------------------------
independent due diligence investigation and those of his representatives, including his legal, tax, financial, business, and other advisors, in entering into the transactions contemplated herein. Shareholder and his advisors have been given the opportunity to examine all relevant documents, including the Alliant SEC Documents described in Section 4.7 hereof, and to ask questions of and receive answers from Alliant, Whiting, and persons acting on Alliant's behalf, concerning all aspects of Alliant.

         3.25  Investment. In addition to the representations made in
               ----------
Section 2.6.1, Shareholder understands the economic risks of an investment in Alliant common stock and is able to bear such risks. Shareholder is acquiring the Alliant Common Stock through the Exchange for his own account and not with a view toward distribution, sale, subdivision or fractionalization.


                                   ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF ALLIANT

         Alliant hereby represents and warrants to Shareholder that, except as described in the Alliant Disclosure Schedule attached hereto as Exhibit F:
                                                                ---------

         4.1 Organization and Standing; Charter and Bylaws. Alliant is a
             ---------------------------------------------
corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. Alliant has requisite corporate power to own and operate its properties and assets, and to carry on its businesses as presently conducted and as proposed to be conducted. Alliant is qualified, licensed or domesticated as a foreign corporation in any jurisdiction where the nature of its activities and of properties owned or leased by it makes such qualification, licensing or domestication necessary at this time.

         4.2 Corporate Power. Alliant has all requisite legal and
             ---------------
corporate power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

         4.3 Capitalization. As of the date hereof, the authorized
             --------------
capital stock of Alliant consists of 200,000,000 shares of common stock, par value $.01. At the close of business on September 15, 1998, (i) 77,114,818 shares of Alliant Common Stock were outstanding, and (ii) no shares of Alliant common Stock were held by Alliant in its treasury or by its wholly-owned subsidiaries.

         4.4 Authorization. All corporate action on the part of Alliant
             -------------
and its shareholders and directors necessary for the transaction contemplated in this Agreement has been taken . This Agreement is a legal, valid and binding obligation of Alliant, enforceable against Alliant in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting enforcement of creditors' rights, and except as limited by application of legal principals affecting the availability of equitable remedies.

         4.5 No Violation. The execution and delivery of this Agreement
             ------------
does not, and the consummation of the transactions contemplated hereby will not result in any violation pursuant to (i) any provision of the Articles of Incorporation or Bylaws of Alliant , or (ii) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Alliant or its properties or assets, which violation, in the case of each of clauses (i) and (ii), would have a material adverse effect on Alliant.

         4.6 Consents and Approvals. No consent, approval, order or
             ----------------------
authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Alliant in connection with the execution and delivery of this Agreement by Alliant or the consummation of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on Alliant, except for (i) the approval of the PUHCA Application referred to in Section 6.7 hereof, (ii) the filing of such documents with, and the obtaining of such orders from the various state authorities that are required in connection with the transactions contemplated by this Agreement and (iii) other such filings, authorizations, orders, and approvals of state and local government authorities.

         4.7 Alliant SEC Documents. Alliant has made available to
             ---------------------
Shareholder a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Alliant with the SEC since January 1, 1998 (as such documents have since the time of their filing been amended, the "Alliant SEC Documents") which are all the documents (other than
              ---------------------
preliminary materials) that Alliant was required to file with the SEC since such date under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of their respective dates, the Alliant SEC
              -------------
Documents complied in all materials respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the Alliant SEC Documents contained any untrue statement of a material fact or omitted to state a materials fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Alliant included in the Alliant SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Alliant and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

         4.8 Common Stock. The Alliant Common Stock to be issued to
             ------------
Shareholder hereunder is duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law).

         4.9 No Undisclosed Material Liability. Except as disclosed in
             ---------------------------------
the Alliant SEC Documents, there are no liabilities of Alliant or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that has or would have a materials adverse affect on Alliant other than liabilities adequately provided for on the Balance Sheet of Alliant (including the notes thereof) contained in the Quarterly Report of Alliant on Form 10-Q for the three-month period ended June 30, 1998.

         4.10 Disclosure. This Agreement and the exhibits and schedules
              ----------
hereto, as they apply to Alliant , and all certificates of Alliant delivered to Shareholder pursuant to this Agreement, when read together, do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained therein or herein not misleading.

         4.11 Litigation. There are no actions, proceedings, or
              ----------
investigations pending or, to Alliant's knowledge, any threat thereof, which question the validity of this Agreement or any other action taken or to be taken in connection herewith or which would have a material adverse effect on Alliant.

         4.12 Independent Investigation. Alliant has relied upon its
              -------------------------
independent due diligence investigation and those of its representatives, including its legal, tax, financial, business, and other advisors, in entering into the transactions contemplated herein. Alliant and its advisors have been given the opportunity to examine all relevant documents and to ask questions of and receive answers from Shareholder and Golden and persons acting on their behalf, concerning all aspects of Golden.


                                   ARTICLE V.
                TITLE AND ENVIRONMENTAL EXAMINATION; ADJUSTMENTS

         5.1 Title Materials. From the date hereof to the Closing Date,
             ---------------
Golden shall provide Whiting full opportunity to examine the books, records and files of Golden. Except as set forth in Section 3.17, Shareholder and Golden make no warranty or representation, express or implied, with respect to the accuracy or completeness of any title information, records or other data made available to Alliant and Whiting in connection with this Agreement.

         5.2      Title Defects.
                  -------------

                  5.2.1 Adjustments may be made to the Value of the Oil and Gas Properties for purposes of calculating the Golden Value for either Title Defects to the Oil and Gas Properties or increases to Golden's interests in the Oil and Gas Properties in addition to the interests set forth on Exhibit A. For purposes of this Section, the Oil and Gas Properties are hereinafter referred to collectively as the "Examined Interests." As used herein, the term "Title Defect" shall mean any lien, claim, defect, encumbrance, security interest, burden or deficiency such that Golden does not have Defensible Title (hereinafter defined) to any of the Oil and Gas Properties; provided, however, that no Permitted Encumbrance (hereinafter defined) shall constitute a Title Defect.

                  5.2.2 As used herein, the term "Defensible Title" means
         clear, unencumbered and uncontested title of record in Golden to the Oil and Gas properties such that (i) after given effect to existing spacing orders, operating agreements, unit agreements, unitization orders and pooling designations, and after taking into account all royalty interests, overriding royalty interests, net profit interests, production payments and other burdens on production, Golden is entitled to a share (expressed as a decimal) of all oil, gas and other minerals produced from each well described in Exhibit A which is not less than
                                              ---------
         the net revenue interest listed in Exhibit A in connection with the
                                            ---------
         description of such well, (ii) Golden owns an undivided interest (expressed as a decimal) equal to the working interest listed in Exhibit A in connection with the description of each such well in and
         ---------
         to all property and rights incident thereto, including all rights in, to and under all agreements, leases, permits, easements, licenses and orders in any way relating thereto, and in and to all wells, personal property, fixtures and improvements thereon, appurtenant thereto or used or obtained in connection therewith or with the production or treatment or sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, (iii) Golden is obligated for a fraction of the costs relating to the exploration, development and operation of such well no greater than the working interest listed in Exhibit A in connection with the description of such well, and (iv) except as shown in Exhibit A Golden's interests in such wells and the
                            ----------
         production therefrom are not subject to being reduced by virtue of reversionary interests owned by third parties, or by any existing material failure on the part of Golden to comply with the terms and conditions of any agreement, leases, permits, easements, licenses and orders relating to such well and the personal property fixtures and improvements thereon. When Golden's interest in an Oil and Gas Property consists of a farmout or other agreement indicated on Exhibit A
                                                               ---------
         ("Farmout") pursuant to which Golden is entitled to acquire an interest in oil and gas leases, Defensible Title means that Golden has a written Farmout agreement which is valid, binding and enforceable and when and if performed by Golden entitled Golden to receive an assignment of oil and gas leases sufficient to vest it with the working and net revenue interest set forth on Exhibit A relating to such Oil and Gas Property
                               ---------
         and with a term remaining that will provide Golden with a reasonable period of time to comply with the terms of the Farmout in order to earn the interest, but in any event, not less than six months from the Closing Date, except as set forth in Shareholder Disclosure Schedule.
                                              --------------------------------

                  5.2.3 As used herein, the term "Permitted Encumbrances" means:

                  (a) Royalties, overriding royalties, production payments, reversionary interests, convertible interests, net profits interests, division orders and similar burdens encumbering the Oil and Gas Properties to the extent the net cumulative effect of such burdens do not, operate to reduce the Net Revenue Interests of the Oil and Gas Properties to less than the Net Revenue Interests set forth in Exhibit A;

                  (b) All consents and similar contractual provisions required in connection with the Exchange, if any, as to which, prior to Closing, waivers or consents are obtained from the appropriate parties;

                  (c) All preferential rights to purchase applicable to or arising by reason of the Exchange, if any, encumbering any one (1) or more of the Oil and Gas Properties as to which, prior to Closing:
         (a) waivers are obtained from the appropriate parties, or (b) the time period for exercising said right has elapsed;

                  (d) All rights to consent by, required notices to, filings with or other actions by a governmental entity or tribal authority in connection with the Exchange;

                  (e) All rights reserved to or vested in a governmental entity or tribal authority having appropriate jurisdiction to control or regulate the Oil and Gas Properties in any manner whatsoever, and all laws, regulations and orders of any such governmental entity or tribal authority;

                  (f) Easements, rights-of-way, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, canals, ditches, reservoirs, pipelines, utility lines, telephone lines, power lines, railways, streets, roads, highways and structures on, over and through the Oil and Gas Properties, to the extent such rights, interests or structures do not materially interfere with the operation thereof;

                  (g) The terms and conditions of all leases, units, agreements, contracts, instruments, licenses and permits associated with, attributable to or encumbering the Oil and Gas Properties which have been filed with the appropriate governmental entity or tribal authority, placed of record in the appropriate County records or otherwise disclosed by Golden to Whiting;

                  (h) Liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested by Golden in good faith in the normal course of business, and if such liens or assessments are delinquent and are being contested as of Closing, Shareholder indemnifies Golden and Whiting with respect thereto;

                  (i) Liens of operators relating to obligations not yet due or not yet delinquent or, if delinquent, that are being contested by Seller in good faith in the normal course of business, and if such liens are delinquent and are being contested as of Closing, Shareholder indemnifies Golden and Whiting with respect thereto;

                  (j) Alleged Title Defect(s) which do not meet the individual threshold amount set forth in Section 5.13 or which Whiting has waived;

                           (k) Gas imbalances associated with the Oil and Gas Properties as set forth in the Shareholder Disclosure Schedule; and

                  (l) Suspense funds associated with the Oil and Gas Properties.

         5.3 Title Examination; Notice of Defects. Promptly after
             ------------------------------------
execution of this Agreement, Whiting shall, at Whiting's sole cost and expense, commence and pursue such examination of title to the Examined Interests as Whiting and Golden deems necessary or proper. Whiting will give notice to Golden as soon as reasonably possible after discovery of any asserted Title Defects and in any event conclude its title review and give final notice to Shareholder of all asserted Title Defects affecting the Examined Interests not later than sixty
(60) days after the date of this Agreement (the "Title Notice Date"). Each such notice shall include a brief description of each Title Defect of which notice is being given, the action required to cure such Title Defect and the proposed adjustment to the Value by reason of the existence of such Title Defect. Whiting shall be deemed to have waived any Title Defects existing with respect to the Examined Interests except to the extent such Title Defects are set out in a notice given on or prior to the Title Notice Date.

                  5.3.1 Shareholder shall have a period of sixty (60) days after the Title Notice Date (the "Cure Period") to cure all or any portion of the Title Defects described in any notice(s) of Title Defects affecting Examined Interests properly given by Whiting prior to such date. In the event Shareholder is unable or unwilling to cure any of the asserted Title Defects prior to the expiration of such Cure Period, the parties shall proceed in accordance with Section 5.4 below.

         5.4      Adjustments.
                  -----------

                  5.4.1 If any uncured Title Defect results in Golden
         owning a net revenue interest less or a working interest more than that shown on Exhibit A with respect to a particular Oil and Gas Property,
                  ---------
         then the Value of such Oil and Gas Property shall be reduced in the same proportion that the actual net revenue interest bears to the net revenue interest shown therefor on Exhibit A and the amount of such
                                            ---------
         reduction shall be a downward adjustment to the Golden Value as appropriate with respect to such Title Defect.

                  5.4.2 If any uncured Title Defect involves a claim against or uncertainty with respect to Golden's title to a particular Oil and Gas Property other than set forth in Sections 5.4.1 above or
         5.4.3 below, the parties shall attempt to negotiate a mutually acceptable reduction in the Value of the Oil and Gas Properties by reason of such defect. In the event the parties agree on an appropriate reduction in the Value, such amount shall constitute the downward adjustment to the Golden Value as appropriate with respect to such Title Defect. If the parties are unable to agree on an appropriate reduction of Value for any such Title Defect and Whiting does not waive the Title Defect, Shareholder shall have the option of (i) reducing the Golden Value as appropriate by the Value of such item, or (ii) referring to arbitration (to be conducted in accordance with the procedures set forth in Section 5.6 hereof) the dispute concerning the proper amount (not to exceed the Value) by reason of such Title Defect.

                  5.4.3 If, prior to the Title Notice Date, either
         Shareholder or Whiting determines that the net revenue interest is greater or the working interest is less in any Oil and Gas Property owned by Golden than that set forth on Exhibit A, an upward adjustment
                                                ----------
         shall be made to the Golden Value as appropriate with respect thereto. The party discovering any such error promptly shall notify the other so that the appropriate adjustment may be made.

         5.5 Arbitration. In the event any Title Defect claim timely and
             -----------
properly noticed by Whiting is referred by Shareholder to arbitration, a binding arbitration proceeding promptly shall be conducted in Tulsa, Oklahoma, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration proceeding shall be conducted by a single arbitrator agreed to by the parties, or if they are unable to agree, selected by the AAA. The arbitrator shall be a licensed attorney experienced in oil and gas title examination in the jurisdiction in which the affected Oil and Gas Properties are located. The decision of the arbitrator with respect to the amount, if any, of the allowed claim for each Title Defect referred to arbitration shall be conclusive and binding upon the parties; provided, however, that in no event shall the allowed claim exceed the Value of the Oil and Gas Property subject to the claimed Title Defect. The general expenses of arbitration, including the fees of the AAA if necessitated by reason of the failure of the parties to agree upon an arbitrator, shall be borne equally by Shareholder and Whiting; however, each party shall bear and pay the fees and expenses of its own witnesses, legal counsel and of the collection and presentation of its evidence. The decision of the arbitrator shall be effected by joint written instructions from the parties to the Escrow Agent for the Claims Escrow.

         5.6 Disposition of Properties. If at the expiration of the Cure
             -------------------------
Period, Shareholder has been unable to cure Title Defects to the reasonable satisfaction of Whiting or if it is determined pursuant to arbitration conducted under Section 5.5 that a Title Defect exists that affects the Value of an Oil and Gas Property, then in either case, Shareholder may elect that the affected Oil and Gas Property be conveyed to him or an affiliated entity. In such an event, Whiting and Shareholder shall direct the Escrow Agent to promptly release sufficient Escrow Shares determined in accordance with Section 2.2.2 above from the Claims Escrow equal to the Value of the interest being transferred to Shareholder.

         5.7 Special Warranty of Title. Shareholder and Golden make no
             -------------------------
warranty of title to the Oil and Gas Properties, express or implied, except that Shareholder shall defend the Oil and Gas Properties against the claims and demands of every person claiming the same or any portion thereof, by, through and under Golden or by any of Golden's predecessors-in-title that are or were controlled by Shareholder, but not otherwise.

         5.8 Environmental Conditions. The Oil and Gas Properties have
             ------------------------
been used for oil and gas drilling, production, related oil field operations and possibly for other operations, whether of a similar or dissimilar nature. Physical changes in or under the Oil and Gas Properties or adjacent lands may have occurred as a result of such uses. The Oil and Gas Properties also may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not be known to Golden or be readily apparent by physical inspection of the Oil and Gas Properties. Third parties may use the Oil and Gas Properties or the surface rights thereon for other purposes as well. Alliant and Whiting understand that Golden and Shareholder may not have the requisite information with which to determine the exact nature or condition of the Oil and Gas Properties nor the effect of any such use it has had on the physical condition of the Oil and Gas Properties. Alliant and Whiting are hereby notified that detectible amounts of regulated and unregulated chemicals and other substances which may pose a threat to health or to plants or wildlife or which are known to cause illnesses, diseases, cancer, birth defects and other reproductive harm, may be found in, on or around the Oil and Gas Properties. Adverse physical conditions, including the presence of such chemicals and other substances, may not be revealed by Alliant's or Whiting's investigation.

         5.9 Environmental Assessment. Whiting shall have the right, at
             ------------------------
its sole cost, risk, and expense, to undertake an environmental assessment of the Oil and Gas Properties during the period ending on the Title Notice Date. Whiting and its agents shall have the same right as Golden to enter upon the Oil and Gas Properties, inspect the same, conduct soil and water sampling, analysis and monitoring, including soil borings (and, after notice and consultation with Golden, drilling groundwater monitoring wells), and generally conduct such tests, examinations, investigations and studies as Whiting deems necessary or appropriate for preparing appropriate engineering and other reports and making judgments relating to the Oil and Gas Properties, their condition, and the presence of chemicals and other substances. Golden shall cooperate with any efforts of Whiting and its agents to obtain third party consents for access to those parcels of land within the Oil and Gas Properties to which Whiting may not presently have access. Whiting and its agents shall have reasonable access to Golden's agents and employees in the course of conducting Whiting's environmental assessment. Golden has caused to be provided to Whiting copies of all reports, citations, notices and complaints relating to environmental matters affecting the Oil and Gas Properties which it has in its possession or of which it is aware and can obtain without unreasonable effort or expense. Whiting agrees to provide to Golden a copy of all facts discovered in the course of conducting Whiting's environmental assessment, including all direct observations (if in writing or other tangible or transferable medium), data and summaries thereof. Whiting shall keep any data or information acquired in the course of such examinations and the results of all analyses of such data and information strictly confidential and not disclose same to any person or agency without the prior written approval of Golden, except that Whiting may disclose to authorities having jurisdiction such information as is required by law or by court order at the same time that Whiting provides such information to Golden. If Whiting believes that conditions on an Oil and Gas Property do not satisfy the environmental standard set forth in Section 5.11 below (an "Environmental Defect"), then Whiting may notify Shareholder of such condition by providing Shareholder, on or prior to the Title Notice Date, a written "Notice of Environmental Defect" setting forth in detail the facts giving rise to the claimed defect, the environmental standard which Whiting claims is not satisfied, any Environmental Law which Whiting contends has been breached or violated and, if the claimed defect arises from information contained in a document, a copy of such document or the relevant parts thereof.

         5.10 Indemnification. Whiting waives and releases all claims
              ---------------
against, and shall indemnify and hold harmless, Shareholder and Golden, and its directors, officers, employees and agents, for injury to or death of persons or damage to property arising in any way from the exercise of rights to make an environmental assessment of the Oil and Gas Properties granted to Whiting hereby or the activities of Whiting or its employees, agents or contractors on the Oil and Gas Properties, provided that Whiting does not hereby assume the risk of damage, injury or death attributable to the willful misconduct or gross negligence of Shareholder or Golden. Notwithstanding any provision of this Agreement to the contrary, the foregoing obligation of indemnity shall survive the Closing or the termination of this Agreement without Closing.

         5.11 Environmental Standards.  An Environmental Defect shall exist if:
              -----------------------

                  5.11.1 The operation, condition or use of the Oil and Gas Properties shall be such as to subject Golden to a liability for violation of any Environmental Laws.

                  5.11.2 There exist agreements, consent or administration orders, injunctions, decrees, judgments, license or permit conditions, or other directives of governmental authorities based on any Environmental Laws that require any change in the present condition of the Oil and Gas Properties, or Golden has received any notice from any governmental authority or private or public entity advising Golden that it is or is potentially responsible for response costs under an Environmental Law as a result of the ownership or activities in connection with the Oil and Gas Properties.

                  5.11.3 Conditions or circumstances exist on the Oil and Gas Properties that would subject Golden to any damages, penalties, injunctive relief or cleanup costs under any Environmental Law or that would require cleanup, removal, remedial or corrective action or other response involving a material expenditure by Golden pursuant to any Environmental Law.

                  5.11.4 The Oil and Gas Properties have been used for the generation, treatment, storage or disposal of a Hazardous Substance (as defined below) in an manner or to an extent that would subject Golden to liability for violation of any Environmental Laws. To the knowledge of Shareholder, except as disclosed in Shareholder Disclosure Schedule, there has not been a release or discharge of a Hazardous Substance from the Oil and Gas properties in a manner or to an extent that would subject Golden to a liability for violation of any Environmental Laws. "Hazardous Substance" shall mean any hazardous chemicals, materials, substance, pollutant, contaminant, solid or hazardous waste, hazardous waste constituents, hazardous material or toxic substance subject to regulation or liability under Environmental Laws in force as of the date hereof, including petroleum and petroleum products, asbestos, radioactive substances, PCB's and any other substance or material that would constitute or cause a health, safety or environmental hazard on or at the Oil and Gas Properties under Environmental Laws.

         5.12 Oil and Gas Properties Subject to Environmental Defect.
              ------------------------------------------------------
Shareholder shall have a period of sixty (60) days after the Title Notice Date to cure or remediate the environmental defects set out in any Notice of Environmental Defect timely and properly given by Whiting. In the event Shareholder is unable or unwilling to cure or remediate any such defect, one of the following shall occur:

                  5.12.1 The parties shall agree upon an adjustment to the Value of the affected Oil and Gas Property to compensate Golden (i) for the defect and future liability associated therewith or resulting therefrom, and (ii) for agreeing to indemnify, defend and hold harmless Shareholder from and against any and all loss, cost, liability or expense associated therewith or resulting therefrom.

                  5.12.2 If the parties are unable to reach agreement pursuant to 5.12.1 above, Shareholder may elect either (i) to require Golden to assign the affected Oil and Gas Property to a third party (which may be an affiliated entity of Shareholder) and reduce the Golden Value by the Value of such Oil and Gas Property, or (ii) to cause Golden to assign to such third party the affected Oil and Gas Property together with any other Oil and Gas Properties of Shareholder's and Whiting's choosing having Values sufficient to offset, in Shareholder's and Whiting's mutual judgment, the estimated cost of remediation or cure of the defect, and to reduce the Golden Value by the sum of the Values thereof.

         5.13 Minimum and Maximum Adjustment. Notwithstanding the
              ------------------------------
provisions of this Article V, there shall not be an adjustment of the Golden Value for any Title Defects or Environmental Defects unless the individual value of each Title Defect or Environmental Defect exceeds $10,000 and the cumulative aggregate amount of all such adjustments to the Values exceeds $200,000. In the event the aggregate adjustment to the Values for Title Defects and Environmental Defects exceeds $2,000,000, then either Shareholder or Alliant may terminate this Agreement prior to Closing by written notice to the other without further liability by any of the parties hereto.

         5.14 Asbestos and NORM. Whiting and Alliant acknowledge that the
              -----------------
Oil and Gas Properties may currently or have in the past contained asbestos or NORM and that special procedures may be required for the assessment, remediation, removal, transportation or disposal of such asbestos and NORM. Notwithstanding anything contained in this Agreement to the contrary, following Closing, Whiting and Alliant agree to accept full responsibility for and shall pay all costs and expenses associated with the assessment, remediation, removal, transportation and disposal of the asbestos or NORM associated with the Oil and Gas Properties, and shall not be entitled to claim the fact the assessment, remediation, removal, transportation or disposal of the asbestos or NORM is not complete or that additional cost will be required to complete the assessment, remediation, removal, transportation or disposal of the asbestos or NORM as a Title Defect, Environmental Defects, breach of any of Shareholder's or Golden's representations and warranties (other than a breach of Section 3.14.6 hereof) or indemnity obligations under this Agreement, and Alliant and Whiting (on behalf of themselves, their officers, agents, employees, affiliates, successors and assigns) irrevocably waive such claims.

         5.15 Disclaimer. Except as expressly set forth in this Article V
              ----------
and in Article III, Shareholder hereby expressly disclaims any and all representations and warranties concerning the Oil and Gas Properties, express, statutory, implied or otherwise, including without limitation: (a) any warranty of title (except for the special warranty of title set forth in Section 5.7),
(b) the existence of any and all prospects, (c) the geographic, geologic or geophysical characteristics associated with any and all prospects, (d) the existence, quality, quantity or recoverability of hydrocarbon reserves associated with the Oil and Gas Properties, (e) the costs, expenses, revenues or receipts associated with the Oil and Gas Properties, (f) the contractual, economic or financial data associated with the Oil and Gas Properties, (g) the continued financial viability or productivity of the Oil and Gas Properties, (h) the environmental or physical condition of the Oil and Gas Properties, (i) the federal, state, local or tribal income or other tax consequences associated with the Oil and Gas Properties, or the agreements to which the Oil and Gas Properties are subject, (j) the absence of patent or latent defects, (k) safety,
(l) state of repair, (m) merchantability, and (n) fitness for a particular purpose; and Alliant and Whiting (on behalf of themselves, and their respective officers, agents, employees, affiliates, successors and assigns) irrevocably waive such claims.


                                   ARTICLE VI.
                              ADDITIONAL AGREEMENTS

         6.1 Files and Records. On the Closing Date, Shareholder shall
             -----------------
deliver to Whiting originals (or copies, if unavailable) of all corporate and business records of Golden and all property files, well logs, well files, division orders, title documentation, contracts, land files, maps, non-interpretive seismic information and all other records and data relating to the Oil and Gas Properties; provided that, Shareholder shall be entitled to retain, at his expense, copies of such general corporate and financial records as Shareholder deems appropriate.

         6.2 Excluded Assets. At the Closing, Golden shall assign and
             ---------------
convey to Shareholder by instruments of conveyance and transfer in form and substance satisfactory to Whiting and Shareholder, but without any warranty of title, all of the Excluded Assets. The Excluded Assets shall consist of all personal property not directly related to the Oil and Gas Properties, including furniture and equipment, office supplies, phone numbers, office leases, contract rights not directly related to the Oil and Gas Properties, rights to use the word "Golden" in its name (once the necessary action has been taken and the necessary filings have been made to change the name of such company), the existing logo and trademark of Golden, software programs (proprietary or otherwise), rights to Dwights Information Service and Petroleum Information subscriptions and rights to use the Dwights Power Tools software, and all maps and files and other data relating to prospects or prospect generation activities for prospects not included in the Oil and Gas Properties. All personal property transferred to Shareholder will be transferred on an AS-IS and WITH ALL FAULT basis, without warranty, express or implied, as to condition, quality, merchantability or fitness therefor for a particular purpose.

         6.3 Shareholder Guarantees. Shareholder has personally
             ----------------------
guaranteed certain obligations of Golden as set forth at Exhibit H. Alliant and
                                                         ---------
Whiting agree to use their best efforts to cause Shareholder to be removed as a guarantor of any obligation of Golden within forty-five (45) days of Closing. Alliant and Whiting each agree to indemnify and hold Shareholder harmless from and against any and all Damages with respect to such guarantees if the transaction closes.

         6.4 Pending Claims. The parties agree that Shareholder shall
             --------------
receive 50% of the net consideration, if any, received after the Effective Date from pending claims against PEPL and NORAM relating to past production. This payment to Shareholder shall be in the form of Alliant common stock based on the mean average of the closing prices for Alliant common stock for the five trading days immediately preceding the distribution date and be made within 30 days of receipt of settlement proceeds.

         6.5 Termination of 401(K) Plan. Prior to the Closing Date,
             --------------------------
Shareholder shall cause Golden to terminate its 401(K) Plan and to notify all employees covered by such Plan of such termination, all in compliance with the Plan documents and applicable laws, rules and regulations.

         6.6 Termination of Employment. Unless Whiting or Alliant
             -------------------------
provides Shareholder with written notice to the contrary, Shareholder shall cause Golden to terminate the employment of each of Golden's employees effective no later than the Closing Date. Golden shall be responsible for paying such employees for the accrued vacation and other accrued employee benefits scheduled on the Shareholder Disclosure Statement. Any severance paid such employees shall be the responsibility of Shareholder and included in the Golden Value computation at Section 2.2(iv). Shareholder shall indemnify and hold harmless Alliant, Whiting and Golden against any claims by such employees relating to their termination.

         6.7 PUHCA Application. Alliant has filed, or will file within
             -----------------
ten (10) days of the date it signs this Agreement , an application on Form U-1 with the SEC under the Public Utility Holding Company Act of 1935, as amended (the "PUHCA Application"), seeking such agency's approval of the issuance of Alliant common stock for the purposes of the transactions contemplated by this Agreement.



                                  ARTICLE VII.
              CONDITIONS TO SHAREHOLDER'S AND GOLDEN'S OBLIGATIONS

         The obligations of Shareholder and Golden to close the transaction on the Closing Date are subject, unless waived by Shareholder or Golden, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

         7.1 Representations, Warranties and Covenants. All
             -----------------------------------------
representations and warranties of Alliant contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Alliant shall have performed in all material respects all agreements and covenants required hereby to be performed by them prior to or at the Closing Date.

         7.2 Consents. All consents, approvals and waivers from
             --------
governmental authorities and other parties necessary to permit Alliant to carry out the transactions as contemplated hereby shall have been obtained, including the approval by the SEC of the PUHCA Application.

         7.3 No Governmental Proceeding or Litigation. No suit, action,
             ----------------------------------------
investigation, inquiry or other proceeding by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to adversely affect the transactions contemplated hereunder.


                                  ARTICLE VIII.
                       CONDITIONS TO ALLIANT'S OBLIGATION

          The obligation of Alliant to close the transaction on the Closing Date is subject, unless waived by Alliant, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

         8.1 Representations, Warranties and Covenants. All
             -----------------------------------------
representations and warranties of Shareholder contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Shareholder and Golden shall have performed in all material respects all agreements and covenants required hereby to be performed by them prior to or at the Closing Date.

         8.2 Consents. All consents, approvals and waivers from
             --------
governmental authorities and other parties necessary to permit each of Shareholder and Golden to carry out the transactions as contemplated hereby shall have been obtained.

         8.3 No Governmental Proceeding or Litigation. No suit, action,
             ----------------------------------------
investigation, inquiry or other proceeding by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to adversely affect the transactions contemplated hereunder.

         8.4 Terminations.   Shareholder shall have satisfied the requirements
             ------------
of Sections 6.5 and  6.6.

                                   ARTICLE IX.
                              THE CLOSING PROCEDURE

         9.1      Closing Documents.
                  -----------------

                  9.1.1 At the Closing, Alliant shall deliver or cause to be delivered to Golden:

                  (a) A certified copy of resolutions of Alliant's Board of Directors authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby, including the issuance of Alliant's Common Stock pursuant to the Exchange.

                  (b) A certificate signed by an appropriate officer of Alliant stating that the warranties and representations of Alliant under this Agreement are true and correct as of the Closing Date and Alliant has complied in all materials respects with all of its obligations and agreements required to be performed prior to the Closing.

                  9.1.2 At the Closing, Golden shall deliver to Alliant:

                  (a) Certified copies of the Certificate of Incorporation of Golden.

                  (b) A certified copy of the resolutions of Golden's Board of Directors and stockholders as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated hereby, including the Exchange.

                  (c) A certificate signed by Shareholder stating that the warranties and representations of Shareholder under this Agreement are true and correct as of the Closing Date, and that Shareholder and Golden have compiled in all materials respects with all of their obligations and agreements required to be performed prior to the Closing.

                  (d) Releases of any liens and encumbrances (other than Permitted Encumbrances) on Golden's properties and delivery of all of Golden's files and records pursuant to Section 6.1.

                  9.1.3 At the Closing, Shareholder shall deliver to Alliant an instrument signed by Kensington Tower Partners, Limited Partnership, (i) evidencing the termination of its office lease with Golden and (ii) releasing Golden from any further obligations or liability thereunder.

                  9.1.4 In addition, at the Closing, the parties shall execute and deliver such other documents and take such other actions as are required by this Agreement or as any party may reasonably require.


                                   ARTICLE X.
                       CONDUCT OF BUSINESS PENDING CLOSING

         10.1 During the period from the Effective Date to the date hereof, Golden has conducted and, from the date hereof to the Closing Date, Golden will conduct, its operations according to its regular, ordinary and usual course of business in substantially the same manner as conducted in the past and has endeavored and will endeavor to preserve its relationship with third parties to the end that the goodwill and ongoing business shall not be impaired in any material respect and to maintain its records and books of accounts in a manner that fairly and correctly reflects its income, expenses, assets and liabilities. From the Effective Date to the date hereof, except as described on the Shareholder Disclosure Statement, Golden has not done, and from the date hereof to the Closing Date, without the prior written consent of Alliant or Whiting, Golden will not do, any of the following:

                  10.1.1 Pay or incur any obligation or liability, absolute or contingent, other than current liabilities incurred in the ordinary course of business.

                  10.1.2 Except for endorsement, for collection or for deposit, of negotiable instruments received in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as accommodation become responsible for obligations of other individuals, firms or corporations, or make any loans or advances to any individual, firm or corporation.

                  10.1.3 Declare or pay any dividends or make any payment or distribution to stockholders as such, issue any capital stock or purchase or otherwise acquire for value any of its outstanding capital stock or grant options, warrants or rights to purchase or redeem any shares of its capital other than as contemplated in Article I of this Agreement.

                  10.1.4 Mortgage, pledge or subject to lien or other encumbrance any of its properties or assets.


                  10.1.5 Sell or transfer any of its properties or assets except as provided in Article I, or except in the ordinary course of business or without appropriate consideration, cancel, release or assign any indebtedness owed to it or any claims held by it.

                  10.1.6 Except for capital expenditures on the Oil and Gas Properties for drilling development or work over activities as set forth on the Shareholder Disclosure Schedule, make any investment of a
                      -------------------------------
         capital nature either by the purchase of stock or securities (other than United States Governmental securities), contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation.

                  10.1.7 Make any material change in its insurance, or other commitments or arrangements, or enter into (1) any agreement not subject to termination without liability on notice of thirty (30) days or less; (2) any contract for the purchase or sale of any materials, products or supplies other than such contracts incurred in the ordinary course of business; (3) any contract for the purchase or sale of any materials, products, or supplies, the total contract price of which exceeds $25,000, or which contains an escalator, renegotiation or redetermination clause or which commits it for a fixed term; (4) any management or consultation agreement; (5) any lease, license, royalty or union agreement; or (6) any other agreement not in the ordinary course of business.

                  10.1.8 Increase in any manner the compensation of any of its officers or executive employees, or pay or agree to pay any pension or retirement allowance not required by any existing open commitment to any of such officers or employees, or commit itself to any additional pension, retirement or profit-sharing plan or agreement or employment agreement with or for the benefit of any officer, employee or other person, except as allowed in Section 6.6 of this Agreement.

                  10.1.9 Take any action which would interfere with or prevent performance of this Agreement.

                  10.1.10 Take any action to liquidate or dissolve Golden.

                  10.1.11 Fail to use reasonable effort to maintain all existing permits, licenses, franchise or other rights which are material to operations.

                  10.1.12 Take action to make or rescind any express or deemed election relating to taxes with respect to its business, settle or compromise any claims, suits or other proceedings relating to taxes or change any methods used for reporting income or deductions for tax purposes.

                  10.1.13 Allow any additional burdens to be placed against the Oil and Gas Properties which would reduce the net revenue interests or increase the working interests from those shown on Exhibit A.


                                   ARTICLE XI.
                     PAYMENT OF EXPENSES; BROKERS AND AGENTS

         All costs and expenses, including, without limitation, legal fees and other costs and expenses, incurred by each party hereto, in connection with this Agreement or in consummating the transactions contemplated hereby, shall be paid by such party. All parties represent that, except for Larry G. Akers, Consultant L.L.C., which Shareholder represents has been retained by Shareholder to assist and advise him in connection with the transactions contemplated by this Agreement, they have not, directly or indirectly, employed any broker finder or intermediary in connection with such transactions who might be entitled to a fee or commission upon the execution of this Agreement or consummation of the transactions contemplated hereby. Shareholder shall pay the fees of Larry G. Akers, Consultant L.L.C.


                                  ARTICLE XII.
                                   TERMINATION

         This Agreement may be terminated under any of the following circumstances by notice given on or before the Closing Date:

         12.1 Mutual Agreement. This Agreement may be terminated by the
              ----------------
mutual written agreement of the parties any time prior to the Closing, regardless of whether approval of this Agreement and the Exchange shall have previously been obtained.

         12.2 By Any Party. Any party hereto shall have the right to
              ------------
terminate this Agreement (i) in the event that there shall be any actual or threatened litigation challenging the validity or legality of this Agreement or the consummation thereof or seeking to restrain or invalidate any of the transactions contemplated hereunder which would, in the judgment of such party acting reasonably based upon the advice of counsel, involve material expense or lapse of time which would be materially adverse to the interests of such party; or (ii) the conditions to Closing in favor of such party are not satisfied.

         12.3 Denial of PUHCA Application. This Agreement shall
              ---------------------------
automatically terminate if the SEC denies the PUHCA Application and Alliant notifies Shareholder that it has determined in its sole judgment not to appeal such denial. Either party may terminate this Agreement upon written notice to the other party if approval of the PUHCA Application is not obtained on or before December 31, 1998.

         12.4 Rights on Termination. If this Agreement is terminated
              ---------------------
pursuant to the provisions of Sections 12.1, 12.2 or 12.3, above, this Agreement shall forthwith become void, and there shall be no further obligation on the part of any party hereto except with respect to the confidentiality provisions of Section 14.9.

          12.5 Waiver. Any party hereto may, at its election, waive any of
               ------
its rights to terminate this Agreement under the foregoing provisions, and shall be deemed to have waived such rights upon completion of the Closing under this Agreement, subject to the provision of Section 5.14.


                                  ARTICLE XIII.
                                 INDEMNIFICATION

         13.1     By Shareholder.
                  --------------

                  13.1.1 Notwithstanding any investigation conducted before or after the Closing, Shareholder shall indemnify and hold harmless Alliant, Whiting and Golden in respect to any and all out-of-pocket monies, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions) (hereinafter "Damages") reasonably incurred by Alliant, Whiting or Golden in connection with each and all of the following (a "Claim"):

                           (a) Any breach of any representation or
         warranty made by Shareholder in this Agreement or in any document or instrument delivered by Shareholder or Golden pursuant to this Agreement; and

                           (b) The breach of any agreement or obligation of Shareholder or Golden contained in this Agreement or in any document or instrument delivered by them pursuant to this Agreement.

                  13.1.2 Except as provided in the last sentence of this
         Section 13.1.2, anything to the contrary herein not withstanding, Shareholder shall only be liable to Alliant, Whiting or Golden for any Claims to the extent (i) the individual amount of any Claim exceeds $10,000, and (ii) the aggregate amount of Claims thereunder exceeds $200,000. Shareholder's aggregate liability for all Claims shall not exceed in any event the Claims Escrow and Shareholder shall have no obligation hereunder with respect to any particular claim, unless Whiting shall have given written notice thereof in the manner provided in Section 13.3 below no later than eighteen (18) months after the date of this Agreement (the "Release Date"). The provisions of this Section
         13.1.2 shall not apply to a breach of a representation or warranty set forth in Sections 3.1 through 3.5 and 3.8 hereof.

          13.2    By Alliant.
                  ----------

                  13.2.1 Alliant shall indemnify and hold harmless the Shareholder in respect of any and all Damages reasonably incurred by Shareholder in connection with each and all of the following Claims:

                           (i) Any breach of any representation, or warranty
                  made by Alliant in this Agreement or in any document or instrument delivered by it pursuant to this Agreement; and

                           (ii) The breach of any agreement or obligation
                  of Alliant or Whiting contained in this Agreement or in any document or instrument delivered by them pursuant to this Agreement.

                  13.2.2 Except as provided in the last sentence of this
         Section 13.2.2, anything] to the contrary herein notwithstanding, Alliant shall only be liable for any Claims to the extent the aggregate amount of the Claims exceed $200,000. Alliant's aggregate liability for all Claims shall not exceed in any event the sum of $2,000,000. Alliant shall have no obligation hereunder with respect to any particular Claim unless it has received the written notice thereof in the manner provided in Section 13.3 below no later than the Release Date, provided that nothing herein shall limit the obligation of Alliant to indemnify Shareholder under Section 6.3. The provisions of this Section 13.2.2 shall not apply to a breach of a representation or warranty set forth in Sections 4.1 through 4.5 and 4.8 hereof.

         13.3     Procedures.
                  ----------

                  13.3.1 If, prior to the Release Date, a party shall incur or receive notice of the existence of any Claim for which such party claims indemnity hereunder (the "Indemnitee"), the Indemnitee shall promptly give written notice thereof to the other party (the "Indemnitor"). The Indemnitee shall furnish to the Indemnitor in reasonable detail such information as the Indemnitee may have with respect thereto (including, in any case, copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same); provided, however, that no failure or delay by the Indemnitee in the performance of the foregoing prior to the Release Date shall reduce or otherwise affect the obligation of the Indemnitor to indemnify and hold the Indemnitee harmless, except to the extent that such failure or delay shall have actually impaired the Indemnitor's ability to defend against, settle or satisfy such liability, damage, loss, claim or demand, or increased the cost thereof.

                  13.3.2 In the event of asserted liabilities to and claims and demands of third parties, including any action, suit or proceeding related thereto, which would serve as a basis for a Claim, unless within thirty (30) business days after notice the Indemnitor elects to assume the defense thereof with counsel acceptable to Indemnitee, the Indemnitee shall have the right to pay, compromise, settle or otherwise dispose of any claim or conduct the defense or settlement of any action, suit or proceeding as the Indemnitee shall deem appropriate; provided, however, that if the Indemnitee or Indemnitor shall pay any Claim or settle any suit, action or proceeding without the written consent of the other, the right of the Indemnitee to make any claim against the Indemnitor shall neither be deemed conclusively established nor conclusively denied. The party not responsible for the defense shall have the right to be represented by advisory counsel and accountants (at its own expense) in connection with any action, suit or proceeding, and shall be kept reasonably informed by the defending party of such action, suit or proceeding at reasonable times at all stages thereof, whether or not such party is so represented. The Indemnitee and Indemnitor agree to make available to each other, their counsel and accountants all information and documents reasonably available to them which relate to such action, suit or proceeding, and Indemnitee and Indemnitor agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

                  13.3.3 Notwithstanding anything in this Agreement to the contrary, any liabilities of the Indemnitor on account of any indemnification hereunder shall be satisfied solely by exercise of the Indemnitee's rights under this Agreement, provided that nothing in this Agreement shall be deemed to limit any right or remedy of the Indemnitee or any other person against any other person for the fraud or criminal activity of such other person.

         13.4 Return of Documents. If this Agreement is terminated prior
              -------------------
to Closing, Alliant and Whiting shall promptly return to Golden all books, records, maps, files, papers, and other property in either of their possession relating to the transaction contemplated herein.


                                  ARTICLE XIV.
                                  MISCELLANEOUS

         14.1 Full Access. Golden shall, during normal business hours,
              -----------
afford to the officers and authorized representatives of Whiting reasonable access to Golden's properties, books and records, officers, employees, accountants, counsel and other representatives, in order that they may have full opportunity to make such investigations as they shall desire of the affairs of Golden; and Golden will furnish Whiting with such additional financial and operating data and other information as to Golden's business and properties as Whiting shall from time to time reasonably request.

         14.2 Waivers. At any time prior to the Effective Date, the
              -------
parties hereto may, to the extent legally allowed, extend the time for performance of any obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive performance of any of the covenants or agreements or satisfaction of any of the conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

         14.3 Governing Law. This Agreement shall be governed in all
              -------------
respects by the laws of the State of Oklahoma as such laws are applied to agreements between Oklahoma residents entered into and to be performed entirely within Oklahoma.

         14.4 Successors and Assigns. Except as otherwise expressly
              ----------------------
provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. No party hereto shall assign this Agreement, or any rights thereto, without the prior written consent of the other parties hereto.

         14.5 Entire Agreement. This Agreement and the other documents
              ----------------
delivered pursuant hereto constitute the full and entire understanding and agreement between the parties hereto with regard to the subjects hereof and thereof.

         14.6 Notice. All notices and other communications required or
              ------
permitted hereunder shall be in writing and shall be effective when delivered or received personally, by facsimile or by registered or certified mail (postage pre-paid, return receipt requested) (1) if to Alliant or Whiting, at the address or telecopy set forth below, or at such other address or telecopy as Alliant or Whiting shall have furnished to Golden in writing, (2) if to Golden or Shareholder at the address or telecopy set forth below or at such other address or telecopy as Golden or Shareholder shall have furnished to Alliant and Whiting in writing.

                  (a)      Alliant or Whiting:

                           Whiting Petroleum Corporation
                           1700 Broadway, Suite 2300
                           Denver, Colorado 80290
                           Attn:  John R. Hazlett
                                  Vice President
                           Telephone:  (303) 837-1661
                           Facsimile:  (303) 861-4023




                  (b)      Golden or Shareholder:

                           Alan R. Staab
                           2128 E. 26th Street
                           Tulsa, Oklahoma 74114
                           Telephone: (918) 747-0556
                           Facsimile: (918) 747-2507

         14.7 Severability. In case any provision of this Agreement not
              ------------
material to the benefits intended to be conferred hereby shall be determined to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         14.8 Other Documents. The parties to this Agreement shall in good
              ---------------
faith execute such other and further instruments, assignments or documents as may be necessary or advisable to carry out the transactions contemplated by this Agreement.

         14.9 Confidentiality. In the event of the termination and
              ---------------
abandonment of this Agreement, all non-public information shall be held in strict confidence by Alliant and Whiting and their respective officers, employees and legal representatives, and the provisions of the confidentiality letter dated April 29, 1998, between Golden and Whiting shall continue to apply and survive the termination of this Agreement. Before the Closing, none of the parties hereto shall make any public release of information regarding the matters contemplated herein, except (i) a joint press release in agreed form may be issued by Whiting, (ii) the parties hereto may each continue such communications with employees, customers, suppliers, franchisees, lenders, lessors, shareholders, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of the transactions contemplated by this Agreement, and (iii) as required by law.

         14.10 Titles and Subtitles. The titles of the Articles, Sections
               --------------------
and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Referenced herein to exhibits and schedules to this Agreement shall be deemed to incorporate such exhibits by reference.

         14.11 Counterparts. This Agreement may be executed in any number
               ------------
of counterparts, each of which shall be an original and all of which together shall constitute one instrument, and which shall become effective when there exist copies signed by all of the parties hereto.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives, effective as of the date set forth on the first page hereof.


                                          INTERSTATE ENERGY CORPORATION,
                                          doing business as ALLIANT CORPORATION

ATTEST:

                                    By:   /s/ Erroll B. Davis, Jr.
--------------------------------       ----------------------------------

                     , Secretary             Erroll B. Davis, Jr., President
---------------------
                                             and Chief Executive Officer



                                          WHITING PETROLEUM CORPORATION
ATTEST:


                                    By:   /s/ John R. Hazlett
--------------------------------       ------------------------------------
                     , Secretary             John R. Hazlett, Vice President
---------------------



                                           GOLDEN GAS PRODUCTION COMPANY

ATTEST:

                                    By:   /s/ Alan R. Staab
--------------------------------       ------------------------------------
                     , Secretary             Alan R. Staab, President
---------------------


WITNESS:                                   SHAREHOLDER:


                                          /s/ Alan R. Staab
--------------------------------    ---------------------------------------
                                             Alan R. Staab

                                    EXHIBITS
                                    --------



     EXHIBIT A                  Oil and Gas Properties, undeveloped acreage and
     ---------
                                materials inventories

     EXHIBIT B                  Stock Redemption Agreement
     ---------

     EXHIBIT C                  Shareholder Disclosure Schedule
     ---------

     EXHIBIT D                  Escrow Agreement
     ---------

     EXHIBIT E                  Audited Financial Statements
     ---------

     EXHIBIT F                  Alliant Disclosure Schedule
     ---------

     EXHIBIT G                  Employee Severance Payment Schedule
     ---------

     EXHIBIT H                 Shareholder Guarantees
     ---------

                                  EXHIBIT A


                          To be filed by amendment.

                                    EXHIBIT B

                           STOCK REDEMPTION AGREEMENT
                           --------------------------


              THIS STOCK REDEMPTION AGREEMENT ("Agreement") is made and entered
into as of this       day of                        , 1998 by and between Alan
                -----        -----------------------
R. Staab ("Seller") and Golden Gas Production Company, an Oklahoma corporation ("Buyer").

                                    RECITALS:

         A. Buyer and Seller are parties to that certain Agreement and Plan of Reorganization dated the 15th day of September, 1998, by and among Interstate Energy Corporation, doing business as Alliant Corporation, a Delaware corporation; Whiting Petroleum Corporation, a Delaware corporation; Buyer and Seller (the "Reorganization Agreement").

         B. Pursuant to the Reorganization Agreement, and in order to effectuate the transactions contemplated therein, Buyer is required to redeem and Seller is
required to offer for redemption                              (   ) shares of
                                 ----------------------------  ---
common stock of Buyer owned by Seller (the "Redeemed Shares") in exchange for the assignment to Seller of certain assets of Buyer unrelated to the oil and gas business.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the parties hereto do hereby agree as follows:

         1. Redemption. In consideration of the Kensington Interest (defined
            ----------
herein), Seller hereby transfers, sells, and assigns all of Seller's right, title and interest in and to the Redeemed Shares to Buyer. For purposes hereof, the term "Kensington Interest" shall mean 100% of Buyer's partnership interest in Kensington Tower Partners, Limited Partnership. The Kensington Interest will be conveyed to Seller by execution and delivery of an instrument substantially in the form of assignment attached hereto as "Exhibit A" (the "Kensington Assignment").

         2. Assumption of liabilities. As additional consideration for the
            -------------------------
Kensington Interest, Seller hereby agrees to assume and to indemnify and hold Buyer harmless from and against all obligations and liabilities of Buyer (i) as guarantor for the debt of Kensington Tower Partners, Limited Partnership, or
(ii) otherwise related to the Kensington Interest and agrees to use his best efforts to cause Buyer to be removed as guarantor for the debt of Kensington Tower Partners, Limited Partnership.

         3. Representations and Warranties of Seller. Seller hereby represents
            ----------------------------------------
and warrants to Buyer as follows:

         (a) The Seller has full power and authority to execute and deliver this Agreement and to sell the Redeemed Shares to the Buyer. No consent or approval from any third person or entity is necessary in order to permit Seller to sell the Redeemed Shares to the Buyer or, if such consent is required, the same has been duly obtained.

         (b) This Agreement has been duly and properly executed and delivered by the Seller and constitutes the legal and binding obligation of the Seller and is fully enforceable against the Seller in accordance with its terms.

         (c) There is no provision under any agreement and no provision under any law or order to any court binding on the Seller or affecting the Redeemed Shares which would conflict with or prevent the execution, delivery or performance of the terms of this Agreement, or which would be in default or violated as a result of such execution, delivery or performance.

         (d) Seller is the sole record and beneficial owner of the Redeemed Shares; the Seller has good and merchantable title to the Redeemed Shares; free and clear of any and all liens, pledges, security interests, encumbrances, or other restrictions thereon.

         (e) Seller and Seller's attorneys and accountants have had the opportunity to ask any questions and receive answers thereto concerning the Seller's investment in the Buyer, and to obtain any and all information concerning the Buyer which the Seller and Seller's attorneys and accountants desired. Seller has had continuous access to all information concerning the Buyer including, but not limited to, the Buyer's financial condition and business operations.

         4. Representations and Warranties of the Buyer. The Buyer represents
            -------------------------------------------
and warrants to Seller as follows:

         (a) The Buyer has full power and authority to execute and deliver this Agreement and the Buyer has the power and authority to purchase the Redeemed Shares which has been duly authorized by all proper and necessary corporate action. No consent by any third person or entity is required in order for this Agreement to be effective against the Buyer or, if such consent is required, the same has been duly obtained.

         (b) This Agreement has been duly and properly executed and delivered by the Buyer; it constitutes the valid and legally binding obligation of the Buyer and is fully enforceable against the Buyer in accordance with its terms.

         (c) There is no provision of any existing agreement and no provision of any law or order of court binding on the Buyer which would conflict with or in any way prevent the execution, delivery or performance of the terms of this Agreement, or which would be in default or violated as a result of such execution, delivery or performance.

         (d) Buyer acknowledges that the Redeemed Shares have not been registered under applicable securities laws and that the stock certificate representing the Redeemed Shares bears a restrictive legend regarding the non-registration position of the Redeemed Shares.

         5. Miscellaneous. All representations, warranties and agreements
            -------------
contained herein shall survive the execution and delivery of this Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter herein, and no modification shall be effective unless reduced to writing and executed by each party hereto. In the event legal proceedings are instituted to enforce or interpret this Agreement, the prevailing party shall be entitled to his attorney fees from the nonprevailing party. This Agreement shall be governed and interpreted under the laws of the State of Oklahoma and shall be binding upon the parties hereto an inure to the benefit of their respective heirs, personal representatives, successors and assigns.

                                    "SELLER"



                                     -------------------------------
                                     Alan R. Staab, "Seller"


                                     "BUYER"

                                     -------------------------------
                                     Golden Gas Production Company



                                     By:
                                        ----------------------------

                                    EXHIBIT C
                         SHAREHOLDER DISCLOSURE SCHEDULE

                             GAS IMBALANCES LISTING




                                  GAS
                               IMBALANCE       AS OF ....      VALUE PER          TOTAL VALUE
UNIT    UNIT NAME                UNDER                            MCF
                                 (OVER)

 #



 101  BARBY #1-7                  (3,101)        5/98             1.00                -3101.00



 175  BLANCHE  FOX               (25,554)        5/98             0.25                -6388.50



 290  CLIFT #1-4                    (263)        2/98             1.00                 -263.00



1660  DEDRICK A # 1-9             (2,434)        5/98             1.00                -2434.00



 360  DELK #1-6                   (1,069)        2/98             1.00                -1069.00



 415  ETHYL FRY #1 (FRY GU)          (37)        2/98             1.00                  -37.00



 440  FARRIS C #2-18              (1,823)        2/98             1.00                -1823.00



 443  FEDDERSON                   (2,014)       12/97             1.00                -2014.00



 450  FICKLE #1                  (18,232)        5/98             1.00               -18232.00



 487  GAUT                        (1,747)        5/98             1.00                -1747.00



 615  HERIFORD  #2-17             (1,743)        5/98             1.00                -1743.00



 655  J.L. ALLEN                  (8,603)        5/98             0.25                -2150.75



 660  J.C. VOORHEES              (10,516)        5/98             0.25                -2629.00



 710  KEPNER #1                   (2,365)        2/98             1.00                -2365.00



 730  KEPNER #4                   (7,476)        2/98             1.00                -7476.00



 740  KING C                     (16,043)        5/98             1.00               -16043.00



 760  KLIEWER #1-25               (6,341)        5/98             1.00                -6341.00



 890  MCCLAIN                    (14,234)        5/98             1.00               -14234.00



 900  MCCLURE                     (2,404)        4/98             1.00                -2404.00



 920  MEHL #2                     (5,802)        3/98             1.00                -5802.00



 930  MILDRED #1-8                (2,729)        3/98             1.00                -2729.00



 940  MILDRED #2-8                  (895)        3/98             1.00                 -895.00



 945  MILDRED #3-8                  (310)        4/98             1.00                 -310.00



 950  MILES # 1-8                (14,630)        5/98             1.00               -14630.00



 980  MILLIKIN #1                 (8,263)        5/98             1.00                -8263.00



1040  NAYLOR  #1-21                 (965)        1/98             1.00                 -965.00



1090  OLMSTEAD                       (22)        5/98             1.00                  -22.00



1190  ROETKER MILLER                 (50)        5/98             1.00                  -50.00



1220  REGNIER #1                    (207)        4/98             1.00                 -207.00



1230  REGNIER #2                  (5,853)        9/97             1.00                -5853.00



1240  REHL #2                     (5,250)        4/98             1.00                -5250.00



1320  SCHOONMAKER                 (1,423)        4/98             1.00                -1423.00



1325  SCHUSTER  #1-23               (809)        4/93             1.00                 -809.00



1335  SENN                        (5,468)        3/98             1.00                -5468.00



1358  SHANTZ  #1-19               (2,466)        7/97             1.00                -2466.00



1400  STATE  #1-16                  (508)        2/98             1.00                 -508.00



1430  STEWART #1-8                (3,146)        4/98             1.00                -3146.00



1470  THOMAS HILL                    (40)        5/98             1.00                  -40.00



1480  THEODORE  LUTZ             (25,565)        5/98             0.25                -6391.25



1530  WENGER #1                   (2,558)        2/98             1.00                -2558.00




       SUBTOTAL                 (212,958)                                            (160,280)

                                    EXHIBIT C
                        SHAREHOLDERS DISCLOSURE SCHEDULE

                             GAS IMBALANCES LISTING





                                GAS                     VALUE PER            TOTAL VALUE
                             IMBALANCE      AS OF ....     MCF
UNIT    UNIT NAME              UNDER
                               (OVER)


  35  ALLEN # 1-24             9,380          1/98         1.00                 9380.00



  40  ARNETT #1-17             1,107          2/98         1.00                 1107.00



 140  BEARD #1-8               3,301          5/98         1.00                 3301.00



 142  BEARD  " B "  UNIT       7,651          5/98         1.00                 7651.00



 200  BOCKELMAN B 1-5          2,978          5/98         1.00                 2978.00



 285  CLIFT  #1-3              3,534          2/98         1.00                 3534.00



 300  CLIFT #2-4                 241          4/98         1.00                  241.00



 305  CLIFT #3-4               2,079          4/98         1.00                 2079.00



 322  CORLEY  #1-28            3,264          5/98         1.00                 3264.00



 412  EDWIN FISHER #1          1,205          5/98         1.00                 1205.00



 471  FLORIS TOWNSITE          1,226          5/98         1.00                 1226.00



 551  HARTMAN  #1-35          11,578          2/95         1.00                11578.00



 610  HERIFORD #1-17           2,813          4/98         1.00                 2813.00



  36  KATHERINE                   15          4/98         1.00                   15.00



 765  KLUSMEYER 1-25           9,358          8/97         1.00                 9358.00



 795  LESTER                   6,874          2/98         1.00                 6874.00



 820  MACKEY                   1,777          5/98         1.00                 1777.00



 990  MOELLER                  2,069          1/97         1.00                 2069.00



1065  NEVA #1-32                 247          2/98         1.00                  247.00



1210  REES #1-13L             54,023         12/97         1.00                54023.00



1310  SCATES #1-1                145         12/97         1.00                  145.00



1380  SILVER BULLET            5,720         10/97         1.00                 5720.00



1445  SWITZER  A  #1-19        2,579          7/97         1.00                 2579.00



1510  WALKER  #1-3            13,041          4/98         1.00                13041.00



1515  WALKER  #2-3             2,768          4/98         1.00                 2768.00



1520  WALKUP                   6,385         12/97         1.00                 6385.00



1527  WAYNE #1-25                 62          9/97         1.00                   62.00



1581  WIER                     5,908          5/98         1.00                 5908.00



      SUBTOTAL               161,328                                            161,328


                                 PAGE 2

                                    EXHIBIT C
                         SHAREHOLDER DISCLOSURE SCHEDULE

Golden and Shareholder make the following disclosures relevant to referenced sections of the Agreement and Plan of Reorganization dated September 15, 1998

3.7     Golden has divested properties related to the gas storage field as follows:
            West Alva A Unit
                     MarcumShea #1-9   section 9-27n-15w
                     Wiebner # 1-9   section 9-27n-15w
            West Alva B Unit
                     Marion #1-24   section 24-27n-15w
                     Bloyd #1-23   section 23-27n-15w
            Pipeline rightofway located in sections 8,9,10,15,19,20,and 21of27n-15w,

         and as provided in the Reorganization Agreement, redeemed shares of common stock owned by Shareholder in exchange for Golden's partnership interest in Kensington Tower Partners, Limited Partnership.

3.10 The Bellamy #1-23 was under a state restriction limiting production to 150 Mcf/day. Recently, Golden received a letter from the state lifting this restriction.

3.14.4 The State Williams A#1, East Sturgis Unit did not pass mechanical integrity test. A new string of 4 1/2 casing has been cemented in the hole. Currently awaiting equipment to drill out packer and put well back in service. Anticipate completion by Sept 15. The casing was purchased prior to June 30 for approximately $20,000. Cost of installing the pipe and completion of the repair is expected to total $20,000.

3.16 Golden is subject to gas contracts at Ashland, Scipio, Brooker and State gathering systems. These contracts are with Golden Gas Service Company.

        At East Kremlin, Golden delivers oil to Energy Exchange Corporation under an agreement to exchange crude oil for electricity.

3.20    The following AFE's are open and require capital expenditures:
         Caprock State Unit   To P + A    Devon     $8,000(before salvage)
         Wesner #4-6          To Drill    Apache    AFE expired
         Mildred #2-20 To Drill       GGPC       AFE expired
         Medley # 1-33 To Drill       GGPC       $20,000--drilled DH
         Cunningham #4        To Drill    GGPC      AFE expired
         Cunningham #5        To Drill    GGPC      AFE expired
         Kruger #1-14         To Drill    TPX       $40,000--Drilled & complete
         Hayes #1-36          To Drill    TPX       $20,000
         Stipe #1-22          To Drill    TPX       $40,000

                                    EXHIBIT C
                        SHAREHOLDERS DISCLOSURE SCHEDULE


3.23 Lease and well equipment on the following list of properties is in some state of disrepair as noted:
                  ACS #1-9                  Casing leak
                  Hood#1-31                 Casing leak
                  Barby #1-7                Casing leak
                  Irene 35-27n-22w          Casing leak suspected
                  Benjegerdes #1-33         Rod part
                  Caprock State 23-12s-32e  Pumping unit failure
                  Dedrick B#1               Rod part
                  Harrison #1-19            Pump failure
                  Hasbrook #2               Rod part
                  E. M. Haskins 26-19n-6w   Pump failure
                  Martin B                  Casing leak
                  Taylor #2                 Rod part
                  Theel(14-7n-12e)          Casing leak
                  Treece #1                 Pumping unit failure

         Golden and Shareholder make no representations with regard to the operating status of lease and well equipment at Kremlin Sturgis units.

5.11      Environmental:
                  East Kremlin Unit         Flow line leaks
                  East Sturgis Unit         Flow line leaks
                  ACS #1-9                  Stuffing Box leak
                  Brown #1                  Oil Discharge during workover

                                    EXHIBIT D


                                ESCROW AGREEMENT
                                ----------------

         This Escrow Agreement (the "Agreement") dated as of
                     , 1998, by and among Interstate Energy Corporation, doing
---------------------
business as Alliant Corporation, a Delaware corporation ("Alliant"); Whiting Petroleum Corporation, a Delaware corporation ("Whiting"); Alan R. Staab, ("Seller"), and Norwest Bank Colorado, N.A., a Colorado banking corporation, as Escrow Agent (the "Escrow Agent"). Whiting, Alliant, Seller and Escrow Agent are hereinafter collectively referred to as the "Parties."


                                    ARTICLE I

                                    RECITALS
                                    --------

         1.1 The Reorganization Agreement. Whiting, Alliant and Seller have
             ----------------------------
entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of September 15, 1998, a copy of which is attached hereto as Exhibit A, with Golden Gas Production Company, an Oklahoma corporation ("Golden"). Seller is the record and beneficial owner of all of the issued and outstanding shares of Golden and, pursuant to the Reorganization Agreement, Seller shall exchange such shares for Alliant Common Stock, including the Alliant Common Stock subject to this Agreement.

         1.2. Purpose. Alliant, Whiting and Seller intend this Agreement to be
              -------
the Escrow Agreement described in Section 2.6 of the Reorganization Agreement with respect to the Claims Escrow, as that term is described in the Reorganization Agreement.

         1.3 Capitalized Terms. All capitalized terms used herein and not
             -----------------
otherwise defined shall have the meaning ascribed to them in the Reorganization Agreement.


                                   ARTICLE II

                                ESCROW PROVISIONS
                                -----------------

         2.1 Appointment of Escrow Agent. Alliant, Whiting and Seller hereby
             ---------------------------
appoint Escrow Agent to act as escrow agent under this Agreement, and Escrow Agent hereby accepts appointment as such, upon the terms and provisions set forth herein.



         2.2      Delivery of Shares.
                  ------------------

                  (a) Pursuant to Section 2.6 of the Reorganization Agreement, Alliant shall deliver the Alliant Common Stock constituting the shares to be deposited in the Claims Escrow (the "Escrow Shares") to Escrow Agent at the Closing. The maximum number of shares deposited by Alliant in the Claims Escrow shall be 61,719 shares of Alliant common stock. Simultaneously with the delivery by Alliant to Escrow Agent of the Escrow Shares, Seller shall deliver to Escrow Agent an executed blank stock transfer power in respect of such Escrow Shares. Escrow Agent shall hold the Escrow Shares in the Claims Escrow until disbursements therefrom are directed in accordance with Section 2.3 below.

                  (b) Any and all dividends or other distributions paid or payable by Alliant on the Claims Escrow Shares after the Closing Date (the "Dividends") shall be paid and distributed by Alliant currently to Seller.

                  (c) For the purposes of federal, state and local taxes, and any other assessments which may be imposed upon the Dividends, the Dividends shall be treated as taxable income to Seller, who shall be solely responsible for any federal, state, or local taxes or other assessments thereon.

                  (d) During the Escrow Term (as defined in Section 3.1 hereof), Seller shall have the sole power and authority to vote the Escrow Shares and the Escrow Agent shall provide Seller with any proxy material or other instruments or documents it receives with respect to such right.

         2.3      Disbursement of Escrow Shares.
                  -----------------------------

                  (a) Whiting may, at any time prior to the Escrow Termination, propose to apply all or any part of the Escrow Shares to the payment, reimbursement, settlement or discharge of any liability obligation of Seller under the Reorganization Agreement (a "Seller Obligation") by delivering to each of Escrow Agent and the Seller a written notice (the "Disbursement Notice"), executed by Whiting, specifying such Seller Obligation and the amount of the Escrow Shares to be applied in respect thereof which, unless otherwise specified in the Reorganization Agreement, shall be based on the mean average of the closing prices for Alliant common stock for the five (5) trading days immediately preceding the date of such notice determined in accordance with Section
         2.2.3 of the Reorganization Agreement. Whiting shall provide promptly to Seller such documentation supporting the facts specified in the Disbursement Notice as may be reasonably requested by Seller.

                  (b) Escrow Agent shall release to Whiting on the date which is twenty-one (21) days following the date of receipt of the Disbursement Notice the number of Escrow Shares specified in the Disbursement Notice unless prior to such release of such Escrow Shares, the Seller shall deliver to Escrow Agent a written notice (the "Dispute Notice") specifying the number of such Escrow Shares, if any, Seller believes should properly be applied to the Seller Obligation (the "Undisputed Loss") and the number of such Escrow Shares, if any, Seller believes should not be applied to the Seller Obligation (the "Disputed Amount"). Seller shall, upon delivering the Dispute Notice to Escrow Agent, promptly deliver a copy thereof to Whiting. Escrow Agent shall, upon receipt of the Dispute Notice, release to Whiting in accordance with the first sentence of this Section 2.3(a) the number of Escrow Shares equal to the amount of the Undisputed Loss, if any, and shall continue to hold the Disputed Amount, if any, in escrow. Such Disputed Amount shall be held by Escrow Agent until receipt from Whiting and Seller of a joint notice and instructions with respect to such Disputed Amount (a "Resolved Claims Notice") stating that as to such Disputed Amount, there has been a final determination by agreement between Whiting and Seller or by a court of competent jurisdiction as to the amount, if any, of such Seller Obligation (the "Resolved Claims"). Such Resolved Claims Notice shall be accompanied by an executed copy of such written agreement between Whiting and Seller or a copy of such judgment. Upon receipt of such a Resolved Claims Notice, Escrow Agent shall release to Whiting in accordance with the first sentence of this Section 2.3(a), Escrow Shares in the aggregate amount of the Resolved Claims. Whiting and Seller agree to use their reasonable best efforts to resolve any dispute regarding any Seller Obligation within thirty (30) days after Whiting's receipt of a Dispute Notice.

                  (c) Eighteen (18) months from the Closing Date (the "Disbursement Date") Seller shall receive the balance of the Escrow Shares then held by Escrow Agent minus the aggregate amount of Unresolved Claims (as hereinafter defined). If an Unresolved Claim exists at the Disbursement Date and thereafter is resolved for a lesser amount (or it is determined that Whiting is not entitled to such Unresolved Claim), then any additional amount which Seller would have received at the Disbursement Date had such claim been a Resolved Claim for such lesser amount (or if it is determined that Whiting was not entitled to said claim) shall be released to Seller at the time of determination. For purposes of this Agreement, "Unresolved Claims" shall mean the aggregate amount of all claims made by Whiting against the Escrow Shares pursuant to Article V or Article XIII of the Reorganization Agreement which are not Undisputed Losses or Resolved Claims, including, without limitation, Disputed Amounts.



         2.4      Escrow Agent's Responsibility.
                  -----------------------------

                  (a) It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature. The Escrow Agent's sole responsibility shall be for the safekeeping of the Claims Escrow, and the disbursement thereof in accordance with Section 2.3 above. The Escrow Agent shall not be required to take any other action with reference to any matters which might arise in connection with the Claims Escrow or this Agreement.

                  (b) The Escrow Agent shall not be responsible for the performance of Whiting or Seller under this Agreement or any other agreement. The Escrow Agent may conclusively rely and shall be protected in acting or refraining from acting upon any document, instrument, certificate, instruction or signature believed by it to be genuine and may assume and shall be protected in assuming that any person purporting to give any notice or instruction in accordance with this Agreement or in connection with any transaction to which this Agreement relates has been duly authorized to do so. The Escrow Agent shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any person purporting to have executed any such document or instrument or have made any such signature or purporting to give any such notice or instructions. The Escrow Agent shall not be liable to any person for anything which the Escrow Agent may do or refrain from doing in connection herewith unless the Escrow Agent is guilty of gross negligence or willful misconduct. The Escrow Agent has no duty to determine or inquire into any happening or occurrence or any performance or failure of performance of Whiting or Seller with respect to agreements or arrangements with each other or with any other party or parties.

                  (c) The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

         2.5 Possible Disagreements. If any disagreement should arise among any
             ----------------------
of the Parties hereto with respect to the Claims Escrow or this Agreement, or if the Escrow Agent in good faith is in doubt as to what action should be taken hereunder, the Escrow Agent shall have the right at its election to do any or all of the following: (i) withhold or stop all further performance under this Agreement and all instructions received in connection herewith until the Escrow Agent is satisfied that such disagreement has been resolved, or (ii) in final satisfaction of its duties hereunder, deposit the Claims Escrow with the Clerk of the United States District Court for the District of Colorado or with the office of the clerk of the registry of any other court of competent jurisdiction, or (iii) file a suit in interpleader and obtain an order from a court of appropriate jurisdiction requiring all persons involved to litigate in such court their respective claims arising out of or in connection with the Claims Escrow. Should a bill of interpleader be instituted, or should the Escrow Agent become involved in litigation in any manner whatsoever on account of this Agreement, Whiting and Seller hereby jointly and severally bind and obligate themselves to pay and indemnify and hold harmless the Escrow Agent against, in addition to any charge made hereunder for acting as Escrow Agent, reasonable attorneys' fees incurred by the Escrow Agent, and any other disbursements, expenses, losses, costs and damages in connection with and resulting from such litigation.

         2.6 Indemnity to Escrow Agent. Whiting and Seller jointly and severally
             -------------------------
agree to indemnify and hold harmless the Escrow Agent, its directors, officers, agents and employees and any person who "controls" the Escrow Agent within the meaning of Section 15 of the Securities Act of 1933, as amended (collectively, the "Indemnified Parties"), against and from any and all loss, liability, costs of investigation and reasonable counsel fees and expenses, which any of the Indemnified Parties may suffer or incur by reason of any action, claim or proceeding or against any of the Indemnified Parties, arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, other than any action, claim or proceeding resulting from the gross negligence or willful misconduct of such Indemnified Party. The provisions of this paragraph shall survive the termination of this Agreement.

         2.7 Escrow Fees and Expenses. Whiting and Seller shall pay in equal
             ------------------------
portions Escrow Agent's escrow fee and customary separate charges in connection with the Escrow Agent's acting as escrow agent hereunder, and Whiting and Seller shall reimburse in equal portions the Escrow Agent for its reasonable and customary legal fees and disbursements incurred in connection with its performance under this Agreement.


                                   ARTICLE III

                            MISCELLANEOUS PROVISIONS
                            ------------------------

         3.1 Effective Date and Termination. This Agreement shall be effective
             ------------------------------
as of the date first above written. All of the provisions of this Agreement shall be fully performed and this Agreement shall terminate by the disbursement of all of the Claims Escrow as herein set out. In no event shall the Term of this Agreement extend beyond the fifth anniversary of the date hereof and the Claims Escrow shall end and the Escrow Shares shall be distributed prior to such date.

         3.2      Entire Agreement; Amendment; Assignment.
                  ---------------------------------------

                  (a) This Agreement (including the documents referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
                  (b) This Agreement may be altered, amended or terminated only with the written consent of each of the Parties.

                  (c) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any or the Parties hereto (whether by operation of law or otherwise).

         3.3 Resignations. The Escrow Agent may resign as Escrow Agent by giving
             ------------
each of the other Parties not less than thirty (30) days written notice of the effective date of its resignation. In the event of the resignation of the Escrow Agent herein named, Whiting and Seller shall jointly select a substitute Escrow Agent. The Escrow Agent named herein, upon receipt of appropriate instructions from the other parties or, failing such instructions, upon its resignation, may contact the entity next to be named as Escrow Agent as provided herein above and shall make appropriate arrangements for the transfer of the Claims Escrow and all of Escrow Agent's records pertaining thereto to such substitute Escrow Agent. Upon the resignation of the entity last named to serve as Escrow Agent, or should such entity or entities refuse to serve, if the Escrow Agent, on or prior to the effective date of its resignation, has not received joint written instructions from Whiting and Seller regarding the transfer of the Claims Escrow, it shall thereupon deposit the Claims Escrow into the registry of a court of competent jurisdiction, at which time the Escrow Agent's duties hereunder shall terminate. Whiting and Seller intend that a substitute Escrow Agent shall be appointed to fulfill the duties of the Escrow Agent hereunder for the remaining term of this Agreement in the event of the Escrow Agent's resignation, and if Whiting and Seller cannot agree on such substitute Escrow Agent, they shall use their best efforts to derive a procedure to appoint a substitute Escrow Agent. The term "Escrow Agent" as used herein shall be construed to mean the party that was then serving in such capacity hereunder.

         3.4 Notices. Any notice or communication required or permitted
             -------
hereunder shall be in writing and either delivered personally or telecopied (with confirmation of receipt) or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or telecopied (with confirmation of receipt) or, if mailed, five business days after the date of mailing to the following address or telecopy numbers, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

         (a)      Alliant/Whiting:
                  ---------------

                  WHITING PETROLEUM CORPORATION
                  1700 Broadway, Suite 2300
                  Denver, Colorado 80290
                  Attn: John R. Hazlett
                           Vice President
                  Telephone: 303.837.1661
                  Facsimile:  303.861.4023

         (b)      Seller:
                  ------

                  ALAN R. STAAB
                  2128 E. 26th Street
                  Tulsa, Oklahoma  74114
                  Telephone: 918-747-0556
                  Facsimile:  918-747-2507

         (c)      Escrow Agent:
                  ------------

                  NORWEST BANK COLORADO, N.A.
                  1740 Broadway
                  Denver, Colorado  80274
                  Attention:
                  Telecopy:
                  Telephone:

         Any applicable federal, state or local income tax information shall also be delivered to the Parties hereto at the addresses specified in this
Section 3.4.

         3.5 Governing Law. This Agreement shall be governed by and construed in
             -------------
accordance with the internal substantive laws of the State of Colorado without regard to any applicable conflicts of law principles. This Agreement shall be subject to such operating circulars of any Federal Reserve Bank, federal laws and regulations, funds transfer system rules and general commercial bank practices applicable to funds transfer and related activities.

         3.6 Counterparts. This Agreement may be executed in two or more
             ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

         3.7 Severability. The invalidity or unenforceability of any provision
             ------------
of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the Parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly possible, to effectuate, to the extent permitted by law, the intent of the Parties hereto with respect to such provision.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


                           NORWEST BANK COLORADO, N.A.
                           as Escrow Agent


                           By:
                              -------------------------------
                                Name:
                                Title:


                           WHITING PETROLEUM CORPORATION


                           By:
                              -------------------------------
                                Name:  John R. Hazlett
                                Title: Vice President


                           SELLER


                              ----------------------------------
                                Alan R. Staab

                                    EXHIBIT E


                            To be filed by amendment.

                                    EXHIBIT F

                           ALLIANT DISCLOSURE SCHEDULE


         There are no disclosures by Alliant relevant to the Sections in Article IV of the Agreement and Plan of Reorganization dated September 15, 1998.

                                    EXHIBIT G
                           EMPLOYEE SEVERANCE PAYMENTS


Severance payments to be made by Golden on or before the Closing Date will total $157,500 and require an additional employer payroll tax payment of $7,300. Total Disbursement $164,800.

                                    EXHIBIT H
                             SHAREHOLDER GUARANTEES


The following obligations of Golden Gas Production Company have been guaranteed by Shareholder Alan R. Staab:

          () Bank borrowing under a credit agreement with Bank One, NA.

          () Operations and plugging bonds as required by various federal, state and local municipalities.